Exhibit 10.47


                  Description of Shareholder Value Added Plan


            In 1996, the Company adopted a Shareholder Value Added Plan that entitles participants to receive cash bonuses based on an annual aggregate award plus any deferred award balance from the award bank. Contributions to the annual aggregate award and the award bank are based on a fixed percentage of the Shareholder Value Added ("SVA") plus a fixed percentage of the annual change in SVA. SVA is defined as the amount that Net Operating Profit After Taxes exceeds a capital charge, which is calculated as Capital Employed multiplied by the associated Cost of Capital. Each participant's share is based on a specified percentage of their salary in relation to the other participants.